                  RECYCLING INDUSTRIES, INC. 401(k) RETIREMENT PLAN






                               Effective August 1, 1998


                  RECYCLING INDUSTRIES, INC. 401(k) RETIREMENT PLAN


                                  TABLE OF CONTENTS

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                                      ARTICLE 1

     Definitions, Construction and Top-Heavy Restrictions                         1-1

     1.1   Definitions                                                            1-1
     1.2   Construction                                                           1-5
     1.3   Top-Heavy Restrictions                                                 1-5

                                      ARTICLE 2

                            Eligibility and Participation                         2-1
     2.1   Eligible Class of Employees                                            2-1
     2.2   Conditions of Eligibility                                              2-1
     2.3   Start of Participation                                                 2-1
     2.4   Termination of Participation                                           2-1
     2.5   Reemployment                                                           2-1

                                      ARTICLE 3

                            Contributions and Allocations                         3-1
     3.1   Elective Contributions                                                 3-1
     3.2   401(k) Matching Contributions.                                         3-2
     3.3   Profit Sharing Contributions                                           3-3
     3.4   Allocation of Forfeitures                                              3-3
     3.5   Top-Heavy Contributions                                                3-4
     3.6   Rollovers from Other Employee Benefit Plans                            3-4
     3.7   Determination of Contributions                                         3-5
     3.8   Time of Payment of Contributions                                       3-5
     3.9   Return of Contributions                                                3-5
     3.10  Military Service                                                       3-6

                                      ARTICLE 4

                                      Valuation                                   4-1

     4.1   Allocation of Income to Plan Accounts                                  4-1
     4.2   Valuation of Participant's Account                                     4-1

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                                      ARTICLE 5

                       Contribution and Allocation Restrictions                   5-1

     5.1   Maximum Limits on Allocations                                          5-1
     5.2   Actual Deferral Percentage Test                                        5-3
     5.3   Actual Contribution Percentage Test                                    5-4
     5.4   Qualified Nonelective Contributions and Qualified Matching
           Contributions                                                          5-7
     5.5   Highly Compensated                                                     5-7

                                      ARTICLE 6

                           Calculation of Years of Service                        6-1

     6.1   General Determination.                                                 6-1
     6.2   Years of Service for Military Service.                                 6-1
     6.3   Years of Service with Acquired Employer's Prior Plans.                 6-1
     6.4   Years of Service with Acquired Employers That Did Not Maintain
           Prior Plans.                                                           6-1

                                      ARTICLE 7

                                       Vesting                                    7-1

     7.1   Voting.                                                                7-1
     7.2   Top-Heavy Plan Years.                                                  7-2
     7.3   Forfeitures.                                                           7-2
     7.4   Reinstatement of Forfeitures.                                          7-2

                                      ARTICLE 8

                                    Distributions                                 8-1

     8.1   Commencement of Retirement Benefits.                                   8-1
     8.2   Method of Payment.                                                     8-1
     8.3   Direct Rollovers.                                                      8-3
     8.4   Changes in Payments.                                                   8-4
     8.5   Death Benefits.                                                        8-4
     8.6   Required Lifetime Distributions.                                       8-5
     8.7   Qualified Domestic Relations Orders.                                   8-6
     8.8   Loans.                                                                 8-7
     8.9   Financial Hardship Withdrawals.                                        8-8



                                      ARTICLE 9

                              Administration of the Plan                          9-1

     9.1   Appointment of Committee.                                              9-1
     9.2   Powers and Duties.                                                     9-1
     9.3   Records and Notices.                                                   9-2
     9.4   Compensation and Expenses.                                             9-3
     9.5   Limitation of Authority.                                               9-3
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                                       ii
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                                      ARTICLE 10

                             Administration of the Trust                         10-1

     10.1  Appointment of Trustee.                                               10-1
     10.2  Authorization for Trust Agreement.                                    10-1
     10.3  Participant Direction of Investment.                                  10-1
     10.4  Funding Policy.                                                       10-2

                                      ARTICLE 11

                                   Claims Procedure                              11-1

     11.1  Application for Benefits.                                             11-1
     11.2  Notice of Denied Claim for Benefits.                                  11-1
     11.3  Review of Denied Claim.                                               11-1

                                      ARTICLE 12

                               Amendment and Termination                         12-1

     12.1  Amendment or Restatement                                              12-1
     12.2  Termination and Discontinuance of Contributions                       12-1
     12.3  Allocation of Trust Fund Upon Complete Termination of the Plan        12-1
     12.4  Distribution Upon Termination                                         12-2
     12.5  Merger, Consolidation or Transfer of Assets and Liabilities           12-2
     12.6  Distribution Upon Disposition of Assets or Subsidiary                 12-2
     12.7  Successor Employer                                                    12-2

                                      ARTICLE 13

                                  General Provisions                             13-1

     13.1  Limitation on Liability                                               13-1
     13.2  Indemnification                                                       13-1
     13.3  Compliance with Employee Retirement Income Security Act of 1974       13-1
     13.4  Nonalienation of Benefits                                             13-1
     13.5  Employment Not Guaranteed by Plan                                     13-1
     13.6  Form of Communication                                                 13-2
     13.7  Facility of Payment                                                   13-2
     13.8  Location of Participant or Beneficiary Unknown                        13-2
     13.9  Service in More Than One Fiduciary Capacity                           13-2
     13.10 Offset                                                                13-3
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                                       iii

                                     INTRODUCTION


     Effective August 1, 1998, Recycling Industries, Inc. (the "Company") adopted the Recycling Industries, Inc. 401(k) Retirement Plan.

     The purpose of this Plan is to provide, in accordance with its terms, retirement and other related benefits for eligible employees. It is intended that the Plan qualify for tax exempt status under section 401(a) of the Internal Revenue Code, and that the Plan qualify as a cash or deferred arrangement described section 401(k) of the Internal Revenue Code. It is intended that the Trust for the Plan qualify for approval under section 501 of the Code. It is further intended that the Plan comply with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and section 404(c) of ERISA. In case of any ambiguity in the Plan's language, it will be interpreted to accomplish the Plan's intent of qualifying under the Code and complying with ERISA. This Plan and the Trust for the Plan are maintained for the exclusive purpose of providing benefits to eligible employees and their beneficiaries, and defraying reasonable administrative expenses.

                                      ARTICLE 1

     Definitions, Construction and Top-Heavy Restrictions

     1.1   DEFINITIONS.

           (a) ACCOUNT. The record of each Participant's interest in the Trust Fund, divided into the following subaccounts:

           -     401(k) Elective Contribution Account

           -     401(k) Matching Contribution Account

           -     Rollover Account

           -     Profit Sharing Contribution Account

           (b) BREAK IN SERVICE. A calendar year during which a Participant does not complete at least 500 Hours of Service.

           (c) CODE. The Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

           (d) COMMITTEE. The person or persons designated in Article 9 who shall control and manage the operation and administration of the Plan as the named fiduciary.

           (e) COMPANY. Recycling Industries, Inc., the sponsoring employer, and any successor which adopts the Plan.

           (f) COMPENSATION. The total amount paid by the Employer to a Participant as reported on Box 1of the Participant's Federal Income Tax Withholding Statement (W-2) (or such other method used to report wages within the meaning or code section 3401(a)) and all other payments of compensation for which the Employer is required to furnish the employee a written statement under Code sections 6041(d) and 6051(a)(3), adjusted by:

                 (i) Adding elective contributions made on the Participant's behalf to a cash or deferred plan under Code section 401(k) or to a cafeteria plan under Code section 125; and

                 (ii) Excluding any amounts not described in (i) that are paid by the Employer for reimbursement or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits (e.g., contributions to any health, accident or other welfare plan).

                                       1-1

           (g) EFFECTIVE DATE. July 1, 1998, the date as of which the Plan first applies to the Company, except as otherwise provided herein.

           (h) EMPLOYER. The Company or any other entity listed in Appendix A which, consistent with authorization by the Company, has adopted the Plan, or any portion of the Plan, and any successor thereto. By its adoption of this Plan, an Employer shall be deemed to appoint the Company, Committee and Trustee its exclusive agents to exercise on its behalf all of the power and authority conferred by this Plan upon the Employer. The authority of the Company, Committee and Trustee to act as such agent shall continue until this Plan is terminated as to the adopting Employer and the relevant Trust Fund assets have been distributed by the Trustee.

           (i) EMPLOYMENT. An individual's employment with the Employer or any member of either a controlled group of corporations or a group of trades or businesses under common control of which the Company is a member (a "Controlled Group Member" under Code section 414(b) or (c)). Periods during which an individual is an employee of an employer before the employer becomes a Controlled Group Member shall count as Employment only if the individual is an employee on the date the employer becomes a Controlled Group Member, and such periods shall count toward Years of Vesting Service according to the rules of Article 6. In the event an employee is transferred between participating Employers, such employee shall not be deemed to have terminated his/her Employment.

           (j) FORFEITURE. The portion, if any, of a Participants Account which, pursuant to Article 7, the Participant is not entitled to receive. A Forfeiture shall occur upon the earlier of a distribution of the Participant's vested Account due to the Participant's termination of Employment or the date the Participant incurs a one-year Break in Service.
In the case of a Participant whose Employment has terminated and whose vested Account is zero, the Participant is deemed to receive a distribution of the zero vested Account upon the Participant's termination of Employment.

           (k)   HOURS OF SERVICE.

                 (1) Each hour for which an employee is paid, or entitled to payment, for the performance of service for the Employer;

                 (2) Each hour for which an employee is paid, or entitled to payment by the Employer without the performance of service (regardless of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), lay off, jury duty, military duty, or leave of absence; provided that pursuant to this paragraph (2), no more than 501 Hours of Service will be credited for any single continuous period--whether or not such period occurs in a single Plan Year or other computation period, and 29 C.F.R. section 2530.200b-2 and 3 shall govern the determination of an individual's Hours of Service; and

                                       1-2

                 (3) Each hour for which back pay, regardless of any mitigation of damages, is either awarded or agreed to by the Employer.

                 The same Hours of Service will not be credited pursuant to both paragraph (1) or (2), as the case may be, and paragraph (3).

                 If the Employer does not maintain records of Hours of Service with respect to an employee but maintains records and compensates the employee in relation to other periods of service, that employee shall accrue 45 Hours of Service each week in which the employee completes at least one Hour of Service.

                 Solely to avoid a Break in Service (and in no case for purposes of determining eligibility for allocation of a contribution), an employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such employee but for such absence. An absence from work for maternity or paternity reasons means an absence due to (i) the pregnancy of the employee, (ii) the birth of a child of the employee, (iii) the placement of a child with the employee for adoption by the employee or (iv) the caring for such child immediately after birth or placement. The Plan shall credit Hours of Service pursuant to this paragraph first to the Plan Year in which the absence begins to the extent necessary to prevent a Break in Service in that Plan Year, then to the Plan Year following the Plan Year in which the absence begins. No more than 501 hours will be credited for maternity or paternity absence. If the hours to be credited for an absence due to maternity or paternity reasons cannot be determined, the Plan shall credit eight Hours of Service for each day of the absence. The Plan shall not award Hours of Service pursuant to this paragraph unless the employee involved provides the Committee such information as the Committee reasonably requires to establish the purpose of the absence as consistent with this paragraph and to establish the number of days in the absence.

                 The Plan shall credit an Hour of Service to the Plan Year or other computation period to which a payment, agreement or award relates rather than the year or period in which the payment, agreement or award occurs. Hours of Service shall be credited for employment with other members of an affiliated service group (under Code section 414(m)), a controlled group of corporations (under Code section 414(b)), a group of trades or businesses under common control (under Code section 414(c)) of which the Employer is a member, any other entity required to be aggregated with the Employer pursuant to Code section 414(o) and as a Leased Employee, except as provided in section 1.1(n).

           (l) INCOME. The net gain or loss of the Accounts of the Trust Fund from investments including, but not limited to, interest, dividends, rents, profits, realized and unrealized gains and losses and expenses of the Plan or Trust Fund paid from the Trust Fund. To determine the Income of the Trust Fund for any period, the Trustee shall value the Trust Fund on the basis of its assets' fair market value.

                                       1-3

           (m) KEY EMPLOYEE. Any employee, former employee or beneficiary who, pursuant to Code section 416(i), during the year involved or any of the four immediately preceding years, is:

                 (1) An officer of the Employer receiving annual compensation exceeding 50% of $90,000 or the amount then applicable pursuant to Code section 415(b)(1(A) (as adjusted annually for increases in the cost of living by the Secretary of the Treasury or his/her delegate);

                 (2) One of the ten employees of the Employer owning the largest interests in an Employer and receiving annual compensation greater than $30,000 or the amount then applicable pursuant to Code section 415(c)(1)(A) (as adjusted annually for increases in the cost of living by the Secretary of the Treasury or his/her delegate);

                 (3)     A 5% owner of the Employer; or

                 (4) A 1% owner of the Employer receiving annual compensation exceeding $150,000.

                 In determining whether an individual is a Key Employee, the Committee shall consider his/her compensation as defined in Code section 414(q)(7).

           (n) LEASED EMPLOYEE. Any person (other than an employee of the Employer) who, pursuant to an agreement between the Employer and any other person (the "leasing organization"), has performed services for the Employer (or for the Employer and related persons determined in accordance with Code section 414(n)(6)) under the primary direction and control of the Employer on a substantially full-time basis for a period of at least one year.

                 In no event shall a Leased Employee be considered an employee of the Employer if: (l) the Leased Employee is covered by a money purchase pension plan providing a nonintegrated employer contribution rate of at least 10% of compensation as defined in section 5.1(c) (including amounts contributed pursuant to a salary reduction agreement under Code sections 125, 401(a)(8), 401(h) or 403(b)), immediate participation and full and immediate vesting and (2) the Leased Employees equal no more than 20% of the Employer's nonhighly compensated employees.

           (o)   NORMAL RETIREMENT AGE.  A Participant's 65th birthday.

           (p) PARTICIPANT. Any individual who has satisfied the eligibility and participation requirements of the Plan as provided in Article
2. Where appropriate, the term "Participant" also includes former participants.

           (q) PLAN. The Recycling Industries, Inc. 401(k) Retirement Plan, as stated herein and as amended from time to time.

                                       1-4

           (r) PLAN SERVICE PROVIDER. An entity to whom the Committee has delegated certain administrative functions pursuant to a written agreement.

           (s) PLAN YEAR. The calendar year, except that the first Plan Year begins August 1, 1998 and ends December 31, 1998.

           (t) TRUST FUND. The assets of the Plan held in trust by a Trustee or the assets of the Plan which consist of insurance contracts or policies issued by an insurance company.

           (u) TRUSTEE. The person, persons or entity holding the assets of the Plan in trust.

           (v) VALUATION DATE. Any day that the New York Stock Exchange is open for business and such other periods as the Committee determines for the purpose of valuing the Trust Fund pursuant to Article 4.

           (w)   YEAR OF SERVICE.  A calendar year (before or after August 1,
1998) in which an employee completes at least 1,000 Hours of Service, and a period that counts as a Year of Service according to Article 6.

     1.2 CONSTRUCTION. Except to the extent preempted by the Employee Retirement Income Security Act of 1974 ("ERISA"), the laws of the State of Colorado, as amended from time to time, shall govern the construction and application of the Plan. Words used in the masculine gender shall include the feminine and words in the singular shall include the plural, as appropriate. The words "hereof," "herein," "hereunder" and other similar compounds of the word "hereof" shall refer to the entire Plan, not to a particular section. Any mention of "Articles," "sections" and subdivisions thereof, unless stated specifically to the contrary, refers to Articles, sections and subdivisions thereof in the Plan. All references to statutory sections shall include the section so identified, as amended from time to time, or any other statute of similar import. If any provisions of the Code or the ERISA render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

     1.3 TOP-HEAVY RESTRICTIONS. Annually, as of each determination date, the Trustee shall apply the tests recited in Code section 416 to determine if the Plan is top-heavy.

           (a) GENERAL RULE. Generally, the Plan will be "top-heavy" for any Plan Year, if, as of the determination date, the Plan's accumulations in the Accounts of Key Employees exceed 60% of its accumulations in the Accounts of all Participants. To determine if the Plan is top-heavy, the Trustee shall (1) include in each Participant's Account distributions made with respect to the Participant during the Plan Year containing the determination date and the preceding four Plan Years and (2) exclude from the calculation
(A) the Account of any Participant who has not been a Key Employee at any time during the Plan Year containing

                                       1-5
the determination date and the preceding four Plan Years and (B) the Account of any individual who did not complete at least one Hour of Service during the immediately preceding five-year period.

           (b) DETERMINATION DATE. For the first Plan Year, the "determination date" is the last day of that Plan Year. For any other Plan Year, the "determination date" is the last day of the immediately preceding Plan Year.

           (c) AGGREGATING PLANS. In determining whether the Plan is top-heavy, the Trustee shall aggregate the Plan with (1) each other plan of the Employer in which a Key Employee participated during the plan year containing the determination date or the four immediately preceding years (regardless of whether the plan has terminated) and (2) each other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code section 401(a)(4) or 410. The Trustee may, in making its determination, aggregate the Plan with one or more other plans of the Employer if such plans, as a group, would continue to meet the requirements of Code section 401(a)(4) and 410. In determining whether this Plan is top-heavy, the Trustee shall consider the present value of accrued benefits and the sum of account balances under all plans aggregated pursuant to Code section 416.

           (d) CONSEQUENCES. If the Plan is top-heavy for a year, the top-heavy contribution and allocation directions of Article 3, if any, and the top-heavy vesting schedule of Article 6 shall apply.

                                 END OF ARTICLE 1

                                       1-6

                                      ARTICLE 2

                            Eligibility and Participation

     2.1 ELIGIBLE CLASS OF EMPLOYEES. An employee eligible to participate in the Plan is any employee of the Employer other than a Leased Employee, other than an employee who is included in a unit of employees covered by a collective bargaining agreement if there is evidence that retirement benefits were the subject of good faith bargaining, and other than categories of employees of an Employer specifically excluded on Appendix A.

     2.2 CONDITIONS OF ELIGIBILITY. An employee who is eligible to participate in the Plan, as defined in section 2.1 above, shall participate in the Plan as of the commencement date described in section 2.3 below upon attainment of age 21 and completion of 1,000 Hours of Service during the employee's first 12 months of Employment or during any Plan Year beginning after the employee's first day of Employment. In addition, an employee who has attained age 21 and is eligible to participate in the Plan, as defined in section 2.1 above, shall start participation in the Plan on August 1, 1998 if the employee completed 90 days of Employment on August 1, 1998. For purposes of this section 2.2, an employee employed by an Employer on the day before it became an Employer shall be credited with employment and Hours of Service completed before the Employer became an Employer.

     2.3 START OF PARTICIPATION. An employee who meets the eligibility requirements of sections 2.1 and 2.2 shall start participation in the Plan on August 1, 1998 or, if later, the first day of the calendar quarter coincident with or immediately following his/her satisfaction of the age 21 requirement and the 12 month eligibility period applicable to the employee according to section 2.2.

     2.4 TERMINATION OF PARTICIPATION. On the date a Participant's Employment terminates, the Participant shall be deemed a former Participant. Status as a former Participant shall continue until the date the Plan has satisfied all liabilities with respect to the former Participant.

     2.5 REEMPLOYMENT. If an employee who began to participate in the Plan as described in section 2.3 terminates Employment and subsequently resumes Employment, the rehired employee shall participate in the Plan immediately upon rehire. If an employee eligible to participate in the Plan terminates Employment before starting participation in the Plan as described in section 2.3, and the employee subsequently resumes Employment, the employee shall start to participate in the Plan on the first day of the calendar quarter coincident with or immediately following the employee's completion of the conditions of eligibility as described in section 2.2.

                                 END OF ARTICLE 2

                                       2-1

                                      ARTICLE 3

                            Contributions and Allocations


     3.1   ELECTIVE CONTRIBUTIONS.

           (a) AMOUNT. For each Plan Year, a Participant may direct the Employer to make "elective contributions" on his/her behalf directly to the Trust Fund for investment in the 401(k) Elective Contributions Account. The Employer shall make elective contributions on behalf of a Participant in lieu of the Employer's payment of an equal amount to the Participant as direct remuneration for the Plan Year; provided the Participant elects to defer such amounts prior to the date such amounts become currently available to the Participant. A Participant may so elect only as to amounts becoming currently available after the cash or deterred arrangement of this Plan is adopted and effective. A Participant's elective contributions may not be less than 1% of the Participant's Compensation for a Plan Year and may not exceed the lesser of (1) 20% of the Participant's Compensation for a Plan Year, or (2) for each calendar year, the $7,000 limit of Code section 402(g) as adjusted annually for increases in the cost of living by the Secretary of Treasury or his/her delegate and as in effect for such calendar year.

           (b) ALLOCATION. The Plan Service Provider shall allocate the elective contributions for each payroll period to the 401(k) Elective Contributions Accounts of the Participants for whom such contributions were made as soon as administratively feasible following the end of each payroll period and the Trustee shall deposit the contributions in accordance with such allocation.

           (c) ENROLLMENT. Participants may enroll to make elective contributions effective as of the first pay period of any calendar quarter.

                 A Participant shall enroll by providing the Plan Service Provider with an election (in a form acceptable to the Plan Service Provider) directing the Employer to make elective contributions. The Participant must provide the election to the Plan Service Provider within a reasonable time as determined by the Plan Service Provider prior to the effective date.

                 Once made, a Participant's election authorizing elective contributions will remain in effect until amended or discontinued pursuant to paragraphs (d) and (e) below.

           (d) DISCONTINUE ELECTIVE CONTRIBUTIONS. Unless otherwise authorized pursuant to rules prescribed by the Plan Service Provider, a Participant may entirely discontinue his/her elective contributions effective at any time by providing the Plan Service Provider, within a reasonable time as determined by the Plan Service Provider prior to the effective date, an election directing the Employer to discontinue his/her elective contributions. A Participant who discontinues his/her elective contributions may again enroll to make elective contributions effective as of the first day of a calendar quarter.

                                       3-1

           (e) DECREASE OR INCREASE IN ELECTIVE CONTRIBUTIONS. Unless otherwise authorized pursuant to rules prescribed by the Plan Service Provider, a Participant may decrease (but not below 1% of the Participant's Compensation) or increase the amount of his/her elective contributions effective as of the first day of a calendar quarter providing the Plan Service Provider, within a reasonable period of time as determined by the Plan Service Provider prior to the effective date, an election directing the Employer to decrease or increase his elective contributions.

           (f) RETURN OF EXCESS ELECTIVE CONTRIBUTIONS. If a Participant notifies the Committee in writing by the February 15 following the close of a calendar year, or the Employer designates on behalf of the Participant, that the Participant has made excess elective contributions for that year, the Trustee shall distribute to the Participant the amount of the excess elective contributions allocable to the Plan (plus, or minus, any Income or loss allocable thereto up to the close of the calendar year) by the March 1 immediately following the close of that calendar year. The amount of "excess elective contributions" for any calendar year shall equal (1) the sum of amounts contributed as elective contributions on behalf of the Participant plus amounts deferred by the Participant pursuant to arrangements described in Code sections 401(k), 408(k) and 403(b) (the "total elective contributions") minus (2) the $7,000 limit of Code section 402(g), as adjusted annually for increases in the cost of living by the Secretary of the Treasury or his/her delegate from time to time. The Participants written notification must contain a statement to the effect that, if such excess elective contributions were not distributed, the Participant's total elective contributions would exceed the limit specified in Code section 402(g) for the calendar year in which such elective contributions were made.

                 Income allocable to excess elective contributions shall be determined (1) under any reasonable method used for allocating Income to all Participant's Accounts as applied consistently to all Participants for the Plan Year or (2) by multiplying income allocable to the Participant's 401(k) Elective Contribution Account for the calendar year by a fraction, the numerator of which is such Participant's excess elective contributions for the year and the denominator is the Participant's Account balance attributable to elective contributions as of the beginning of the calendar year plus the Participant's elective contributions for the calendar year.

     3.2   401(k) MATCHING CONTRIBUTIONS.

           (a) AMOUNT. The Employer will contribute a "matching contribution" to the Trust Fund for each Plan Year. The matching contribution, when added to the Forfeitures of matching contributions allocated for the Plan Year under section 3.4, shall equal 25% of each qualifying Participant's elective contributions not in excess of 6% of the Participant's Compensation for the Plan Year.

           (b) ALLOCATION. The Plan Service Provider shall allocate the matching contributions for each Plan Year to the 401(k) Matching Contribution Accounts of the Participants who are employed by an Employer on the last day of the Plan Year and completed 1,000 Hours of Service during the Plan Year as soon as administratively feasible following the

                                       3-2
end of the Plan Year. In addition, the Plan Service Provider shall allocate the matching contributions for the Plan Year to the 401(k) Matching Contribution Accounts of Participants who terminate Employment during the Plan Year for the purpose of retiring from all active employment. The Trustee shall deposit the contributions in accordance with such allocation.

           (c)   SUSPENSION, REDUCTION OR ELIMINATION OF MATCHING
CONTRIBUTIONS. Notwithstanding any other provisions of the Plan, the Employer may act to suspend, reduce or eliminate matching contributions to be made by the Employer. The Employer shall communicate any such action to all Participants for the Plan Year to which the suspension, reduction or elimination occurs and may rescind such action at any time.

     3.3   PROFIT SHARING CONTRIBUTIONS.

           (a) AMOUNT. The Employer may make one or more "profit sharing contributions" to the Trust Fund for each Plan Year. The amount of the profit sharing contribution(s), if any, for a Plan Year shall be determined by the Employer.

           (b) QUALIFYING PARTICIPANTS. The Account of each Participant who is employed by an Employer on the last day of the Plan Year and has completed 1,000 Hours or Service during the Plan Year shall receive an allocation of the profit sharing contribution, if any, made to the Trust Fund for the Plan Year.

           (c) ALLOCATION. As soon as administratively feasible following the funding of the profit sharing contribution for a Plan Year, the Plan Service Provider shall allocate the profit sharing contribution for the Plan Year the Profit Sharing Accounts of Qualifying Participants and the Trustee shall deposit the contribution in accordance with such allocation.

                 The amount allocated on behalf of each Qualifying Participant for each Plan Year shall bear the same proportion to the total profit sharing contribution for the Plan Year as the Participant's total Compensation for the Plan Year bears to the total Compensation of all Qualifying Participants who are entitled to share in the same profit sharing contribution for the Plan Year.

     3.4   ALLOCATION OF FORFEITURES.

           (a) MATCHING CONTRIBUTIONS. As of the last day of each Plan Year and following the allocation of Income (reduced by investment expenses paid by the Plan) pursuant to Article 4, the Plan Service Provider shall allocate Forfeitures (reduced by investment and administrative expenses paid by the Plan), if any, from the Matching Contribution Accounts, as a part of (and an offset to) the Employer matching contribution described in section 3.2(a).

           (b) PROFIT SHARING CONTRIBUTIONS. As of the last day of each Plan Year and following the allocation of Income (reduced by investment expenses paid by the Plan) pursuant to Article 4, the Plan Service Provider shall allocate Forfeitures, if any, (reduced by investment

                                       3-3
and administrative expenses paid by the Plan) from the Profit Sharing Accounts as a part of (and an offset to the profit sharing contribution described in Section 3.3(a).

     3.5   TOP-HEAVY CONTRIBUTIONS.

           (a) REQUIRED CONTRIBUTION. For each Plan Year the Plan is top-heavy within the meaning of section 1.3 above, the Employer shall contribute to the Trust Fund such amount, if any, necessary for the allocation specified in paragraph (b) below.

           (b) ALLOCATION. Notwithstanding allocations otherwise specified in this Article 3, as of the last day of any Plan Year during which the Plan is top-heavy, the Trustee shall allocate a top-heavy contribution to the Profit Sharing Contribution Account of each Participant who is not a Key Employee and who is employed by the Employer on the last day of such Plan Year (without regard to the number of Hours of Service he/she accumulated during such Plan Year). A "top-heavy contribution" is an Employer contribution (not including elective contributions) equaling (when combined with Employer contributions on behalf of such participant to this and other defined contribution plans) the lesser of (i) 3% of the Participant's compensation (as defined in section 5.1(c) below) for such year or (ii) the same percentage of the Participant's compensation for such year as the highest percentage of a Key Employee's compensation that the allocation of Employer contributions (including allocations of elective contributions) to that Key Employee's Account totals for such year.

           (c) AGGREGATION OF PLANS. For purposes of this section, the Plan shall aggregate Employer contributions allocated on behalf of a Participant pursuant to all defined contribution plans maintained by the Employer and qualified pursuant to Code section 401(a). Unless the Employer directs to the contrary, the top-heavy contribution on behalf of such Participants shall occur first to this Plan.

     3.6 ROLLOVERS FROM OTHER EMPLOYEE BENEFIT PLANS. Any Participant who participated in another retirement plan and trust qualified pursuant to Code sections 401(a) and 501(a) ("qualified plan") may, with the approval of the Committee, instruct the Trustee to accept a direct rollover to the Trust Fund of assets from such other qualified plan, or may deposit in the Trust Fund some or all of the amounts received from such other qualified plan which he/she received personally (either directly from such plan or after a rollover of such amounts to a "conduit" individual retirement account or annuity) provided (1) that he/she deposits such amounts in the Plan within 60 days following his/her receipt of such amounts, and (2) such amounts do not consist of property other than money. Before accepting a rollover, the Committee may require such documentation and information as it deems necessary. A Participant who rolled over amounts pursuant to this section, or on whose behalf such a rollover occurred, shall always remain 100% vested in such rolled over amounts and the Income thereon and may request a distribution of the Rollover Account at any time. The Plan Service Provider shall allocate amounts rolled over by, or on behalf of, a Participant to his/her 401(k) Rollover Account and the Trustee shall deposit the rollover contribution in accordance with such allocation. This section 3.6 does not apply to an individual who is not a Participant.

                                       3-4

     3.7 DETERMINATION OF CONTRIBUTIONS. The Employer shall determine the amount of any contribution made by it pursuant to this Plan. The Employer's determination of such contribution shall bind all Participants, the Trustee and the Committee. Such determination shall be final and conclusive and shall not be subject to change as a result of a subsequent audit by the Internal Revenue Service or as a result of any subsequent adjustment of the Employee's records.

           The Trustee shall have no right or duty to inquire into the amount of the Employer's contribution or the method used in determining the amount of such contribution. The Trustee shall be accountable for only funds it actually receives.

     3.8 TIME OF PAYMENT OF CONTRIBUTIONS. The Employer shall pay its contribution for each of its fiscal years to the Trustee within the time prescribed by law, including extensions, for the filing of the Employer's federal income tax return for such year or within such other period as provided in Code section 404(a)(6). The Employer shall pay elective contributions made pursuant to a salary reduction agreement to the Trustee as of the earliest date the Employer can reasonably segregate such contributions from its general assets but not later than the date required by law.

     3.9 RETURN OF CONTRIBUTIONS. The Trustee shall return Employer contributions made to the Plan in the following circumstances:

           (a) The Employer and the Plan hereby condition all Employer contributions to the Plan upon the Employer obtaining a deduction pursuant to Code section 404(a) in an equal amount for the Employer's taxable year ending with or within the Plan Year for which the contribution is made. If all or any portion of the Employee's contribution is not deductible for such year pursuant to Code section 404(a), the Trustee shall return the nondeductible amount to the Employer, without earnings, but reduced by any losses attributable thereto, within one year of the disallowance of the deduction by the Internal Revenue Service.

           (b) The Trustee, at the direction of the Employer, shall return to the Employer, without earnings, but reduced by any losses attributable thereto, any contribution made due to a mistake of fact provided the Committee determines that such mistake existed at the time of the contribution. The Trustee may only return a contribution pursuant to this subsection (b) within 12 months of the date the contribution was made.

           (c) The Employer and the Plan condition all Employer contributions to this Plan upon the initial qualification of the Plan pursuant to Code section 401(a). Within one year after the date the Internal Revenue Service determines that the Plan fails to qualify pursuant to Code section 401(a), and provided that the Plan's application for determination to the Internal Revenue Service is made within the time prescribed by law, the Trustee shall return to the Employer the entire assets of the Plan attributable to all amounts contributed during the time the Plan failed to qualify.

                                       3-5

                 The Employer shall return elective contributions and amounts rolled over into the Plan, if any, and Income thereon to the Participant if such contributions are returned to the Employer pursuant to this section.

     3.10 MILITARY SERVICE. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u).

                                 END OF ARTICLE 3

                                       3-6

                                      ARTICLE 4

                                      Valuation


     4.1 ALLOCATION OF INCOME TO PLAN ACCOUNTS. The Trustee shall, following the end of each Valuation Date, value all assets of the Trust Fund, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:

           (a) The Trustee shall first compute the fair market value of securities and/or the other assets comprising each investment fund designated by the Committee for direction of investment by Participants. Each Account balance shall be adjusted each Valuation Date by applying the closing market price of the investment fund on the Valuation Date to the share limit balance of the investment fund as of the close of business on the current business day.

           (b) The Trustee shall then account for any requests for additions or withdrawals made to or from a specific designated investment fund by any Participant, including allocations of contributions and Forfeitures. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the Valuation Date to which the investment activity relates. A contribution received by the Trustee pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the Accounts of Participants.

           (c) Notwithstanding paragraphs (a) and (b) above, in the event a pooled investment fund is created as a designated fund for Participant investment election in this Plan, valuation of the pooled investment fund and allocation of earnings of the pooled investment fund shall be governed by the Administrative Services Agreement for such pooled investment fund.

     It is intended that this section operate to distribute among each Participant Account in the Trust Fund, all income of the Trust Fund and changes in the value of the assets of the Trust Fund.

     4.2 VALUATION OF PARTICIPANT'S ACCOUNT. The Trustee shall determine the value of a Participant's Account for purposes of Articles 6 and 7 as of the Valuation Date coinciding with the date of the distribution, including in that valuation the allocation of contributions or Forfeitures, if any, as of such Valuation Date.

                                 END OF ARTICLE 4

                                       4-1

                                    ARTICLE 5

                       Contribution and Allocation Restrictions


     5.1 MAXIMUM LIMITS ON ALLOCATIONS. This section 5.1 shall limit contributions and allocations made pursuant to Article 3.

           (a) The annual addition to a Participants Account for any limitation year shall not exceed the lesser of:

                 (1)     $30,000; or

                 (2) 25% of the compensation paid or made available to the Participant in such year.

           (b) The "annual addition" shall mean the sum allocated to a Participant's Account for any year of contributions or Forfeitures, if any, pursuant to this Plan and allocated to his/her benefit pursuant to all other defined contribution plans maintained by the Employer for the limitation year, including employee contributions. Contributions allocated to any individual accounts which are part of a pension or annuity plan under Code sections 415(l) and 419A(d)(2) shall be treated as annual additions to a defined contribution plan. However, section 5.1(a)(2) above shall not apply to any amounts treated as an annual addition under the preceding sentence. The annual addition includes elective contributions in excess of (1) the $7,000 limit of Code section 402(g) (as adjusted annually for increases in the cost of living as specified by the Secretary of the Treasury or his/her delegate) that are not distributed by the April 15 following the close of the Plan Year, or (2) the nondiscrimination tests recited in this Article 5 even if corrected through distribution after the close of the Plan Year.

                 The annual addition shall not include the allocation to a Participant's Account of Income pursuant to Article 4 and rollovers, if any, pursuant to Article 3.

           (c) "Compensation" for purposes of this Section 5. 1, unless otherwise elected by the Committee for a limitation year, shall mean an employee's wages, salary, fees for professional service and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer while a Participant to the extent that the amounts are includable in gross income for the limitation year. "Compensation" includes, but is not limited to, any elective deferral (as defined in Code section 402(g)(3), any amount which is contributed or deferred by the employer at the election of the employee and which is not includable in the gross income of the employee by reason of Code section 125 or 457, commissions, compensation for services on the basis of a percentage of profits, tips, bonuses, fringe benefits and reimbursements or expense allowances under a nonaccountable plan (as described in Treasury regulation section 1.62(c)). "Compensation" does not include the following:

                                       5-1

                 (1) Employer contributions to a plan of deferred compensation which are not includable in the employees gross income for the taxable year in which contributed (except for elective deferrals under Code section 402(g)(3) or 457), or any distributions from a plan of deferred compensation;

                 (2) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                 (3) Amounts realized from the sale, exchange or other dispositions of stock acquired under a qualified stock option; and

                 (4) Other amounts which received special tax benefits, or contributions made by the Employer (not under a salary reduction agreement) towards the purchase of an annuity contract described in Code section 403(b) (whether or not the contributions are excludeable from the gross income of the employee).

           (d)   The "limitation year" shall be the calendar year.

           (e) The Trustee shall reallocate the excess of a Participant's annual addition over the limits stated above, provided such excess is not subject to refund or reversion pursuant to Article 3, in accordance with subparagraph (1) below, and any one of the other following subparagraphs chosen by the Committee:

                 (1) To the extent the excess arises from the Participant's elective contributions, such excess may be refunded to the Participant as soon as administratively feasible.

                 (2) The excess amount shall be reallocated to the Accounts of the Participants in the Plan who have not exceeded the limits stated above. If the reallocation causes the limits stated above to be exceeded with respect to each Participant for the limitation year, then these amounts shall be held unallocated in a suspense account and reallocated to Participants' Accounts in the next (or succeeding, if necessary) limitation year before the allocation of Employer or employee contributions.

                 (3) The excess amount shall be used to reduce the Employer contributions for the next (or succeeding, if necessary) limitation year for the Participant who incurred the excess amounts provided the Participant is covered by the Plan at the end of such limitation year. If the Participant is no longer covered by the Plan as of the end of the limitation year, the excess amounts shall be held unallocated in a suspense account and reallocated in the next limitation year to all remaining Participants in the Plan as a reduction of such Participants' Employer contributions. Excess amounts may not be distributed to Participants or former Participants.

                                       5-2

                 (4) The excess amount shall be held unallocated in a suspense account for the limitation year and reallocated in the next (or succeeding, if necessary) limitation year to all Participants in the Plan. The excess amount must be used to reduce Employer contributions for the next (and succeeding, if necessary) limitation years. Excess amounts may not be distributed to Participants or former Participants.

                    Any excess amount held in a suspense account shall not share in Income. If the Plan terminates before the allocation of such excess, the excess shall revert to the Employer, to the extent that it may not be allocated to any Participant's Account.

     5.2   ACTUAL DEFERRAL PERCENTAGE TEST.

           (a) APPLYING THE TEST. The actual deferral percentage (the "ADP") for Participants who are highly compensated may not exceed the greater of:

                 (1) 1.25 times the ADP for the preceding Plan Year for all Participants who were not highly compensated in that Plan Year; or

                 (2) The lesser of (A) 2 times the ADP for the preceding Plan Year of Participants who were not highly compensated in that Plan Year or (B) the ADP for the preceding Plan Year of Participants, who were not highly compensated in that Plan Year plus 2 percentage points.

                 The Plan Service Provider shall determine the Participants' deferral percentages consistent with Code section 401 (k)(3) and applicable Treasury Regulations, which the Plan incorporates by reference. The Employer shall maintain records sufficient to demonstrate satisfaction of the ADP test and the amount of qualified nonelective contributions or qualified matching contributions, if any, used in such test.

           (b) ADP DEFINED. For each Plan Year, the Plan Service Provider shall determine the "ADP" for the highly compensated Participants and all other Participants and all other Participants as follows:

                 (1) The ADP for a group of Participants shall equal the average of the ratios, calculated separately for each Participant in the group, of (A) the allocations of elective contributions and qualified nonelective contributions or qualified matching contributions (to the extent not taken into account for purposes of the actual contribution percentage test), not including Income, which the Plan Service Provider determines for a Plan Year to (B) the Participants compensation for that Plan Year. The ADP of a Participant who makes no elective contributions is zero. Excess elective, contributions of nonhighly compensated employees, determined pursuant to section 3.1, are not taken into account for purposes of ADP testing.

                 (2) "Compensation" for purposes of this paragraph shall be determined (A) by the Trustee in a manner which satisfies Code section 414(s), (B) for the Plan Year or the

                                       5-3
calendar year ending within the Plan Year, and (C) by limiting the period taken into account to that portion of the Plan Year or calendar year in which the employee was a Participant, all as applied uniformly to determine the compensation of every Participant for that Plan Year.

                 (3) The "ADP" for any highly compensated Participant who is eligible to have elective contributions allocated to his/her account pursuant to two or more plans or arrangements described in Code section 401(k) and maintained by an Employer shall be determined as if all such contributions were made pursuant to a single arrangement.

           (c) EXCESS CONTRIBUTIONS. If, for any Plan Year, the aggregate amount of contributions to the Accounts of highly compensated Participants exceeds the maximum amount permitted in paragraph (a) above, the Plan Service Provider may distribute such excess amount plus or minus any Income or loss allocable to such excess amount to some or all of the highly compensated Participants (determined by reducing contributions made on behalf of highly compensated Participants in order of the dollar amounts contributed beginning with the highest of such dollar amounts) during the period beginning on the first day following the close of the Plan Year in which the excess contributions arose and ending on the date that is 2-1/2 months from the close of such Plan Year, and in all events shall distribute such amount no later than the close of the following Plan Year. The Plan Service Provider shall calculate any excess pursuant to this paragraph (c) after determining the amount of excess elective contributions pursuant to Article 3.

                 Income allocable to excess contributions shall be determined
(1) under any reasonable method used for allocating Income to all Participants' Accounts as applied consistently to all participants for the Plan Year or (2) by multiplying Income allocable to the Participants elective contributions (and qualified nonelective contributions and qualified matching contributions, if any) for the Plan Year by a fraction, the numerator of which equals the Participants excess contributions for the year and the denominator of which equals the Participant's Account balance attributable to elective contributions (and qualified nonelective contributions and qualified matching contributions, if any) as of the beginning of the Plan Year plus the Participants elective contributions (and qualified nonelective contributions and qualified matching contributions, if any) for the Plan Year. The Plan may distribute excess contributions (and Income) without regard to consent otherwise required for Plan distributions.

     5.3   ACTUAL CONTRIBUTION PERCENTAGE TEST.

           (a) APPLYING THE TEST. The actual contribution percentage (the "ACP") for Participants who are highly compensated may not exceed the greater of:

                 (1) 1.25 times the ACP for the preceding Plan Year for all Participants who were not highly compensated in that Plan Year; or

                                       5-4

                 (2) The lesser of (A) 2 times the ACP of Participants who were not highly compensated in the preceding Plan Year or (B) the ACP of Participants who are not highly compensated in the preceding Plan Year plus 2 percentage points.

                    The Plan Service Provider shall adjust the limit described in (2) above in accordance with section 1.401(m)-2 of the Treasury Regulations to avoid multiple use of that limit for any highly compensated Participant in violation of Code section 401(m)(9). Multiple use does not occur if the sum of the ADP and ACP for highly compensated employees does not exceed the aggregate limit. The aggregate limit is the greater of (1) or (2) below:

                 (1)     The aggregate limit is:

                         (A)  1.25 times the greater of:

                              (i)  The ADP for all Participants who are
highly compensated; or

                              (ii) The ACP for all Participants who are not
highly compensated;

                 Plus

                         (B)  The lesser of (i) or (ii) above, plus 2%
(provided this number does not exceed 2 times the lesser of (i) or (ii)).

                 (2)     The aggregate limit is:

                         (A)  1.25 times the lesser of:

                              (i)  The ADP for nonhighly compensated
employees; or

                              (ii) The ACP for nonhighly compensated
employees;

                         Plus

                         (B)  The greater of (i) or (ii) above, plus 2%
(provided this number does not exceed 2 times the greater of either (i) or (ii)).

                 If multiple use occurs, such multiple use shall be corrected by reducing the ACP of highly compensated employees who are eligible in both the cash or deferred arrangement and the Plan subject to Code section 401(m) in accordance with section 5.4(c) below.

                                       5-5

                 The Plan Service Provider shall determine the Participants' contribution percentages consistent with Code section 401(m)(3) and applicable Treasury regulations, which the Plan incorporates by reference. The Employer shall maintain records sufficient to demonstrate satisfaction of the ACP test and the amount of qualified nonelective contributions and qualified matching contributions, if any, used in such test.

                 (b) ACP DEFINED. For each Plan Year, Provider shall determine the, "ACP" for the highly compensated Participants and all other Participants as follows:

                    (1) The "ACP" for a group of participants shall equal the average of the ratios, calculated separately for each Participant in the group, of (A) the allocations of after-tax contributions or matching contributions (to the extent not taken into account for purposes of the ADP test) (not including Income) for a Plan Year to (B) the Participant's compensation for that Plan Year. Qualified nonelective contributions or qualified matching contributions, if any, (to the extent not taken into account for purposes of the ADP test) may be taken into account for purposes of calculating the ACP for Participants.

                    (2) "Compensation" for purposes of this paragraph shall be determined (A) by the Trustee in a manner which satisfies Code section 414(s), (B) for the Plan Year or the calendar year ending within the Plan Year, and (C) by limiting the period taken into account to that portion of the Plan Year or calendar year in which the employee was a Participant, all as applied uniformly to determine the compensation of every Participant for that Plan Year.

                    (3) The "ACP" for any highly compensated Participant who is eligible to have matching contributions, if any, allocated to his/her account pursuant to two or more plans or arrangements described in Code section 401(m) and maintained by an Employer shall be determined as if all such matching were made pursuant to a single arrangement.

                 (c) EXCESS AGGREGATE CONTRIBUTIONS. If, for any Plan Year, the aggregate amount of contributions to the Matching Contributions Accounts or Profit Sharing After-Tax Participant Contribution Accounts, if any, of highly compensated Participants exceeds the maximum amount permitted in paragraph (a) above ("excess aggregate contributions"), the Plan Service Provider shall distribute such excess amount plus or minus any Income or loss allocable to such excess amount to some or all of the highly compensated Participants (determined by reducing contributions made on behalf of highly compensated Participants in order of the ACPS, beginning with the highest of such percentages) during the period beginning on the first day following the close of the Plan Year in which the excess contributions arose and ending on the date that is 2-1/2 months from the close of the Plan Year and, in no event, later than the close of the following Plan Year. The Plan Service Provider shall calculate any excess pursuant to this paragraph (c) after determining the amount of excess elective deferrals pursuant to Article 3 and the amount of contributions in excess of the ADP test pursuant to section 5.3.

                                       5-6

                 Income allocable to excess aggregate contributions shall be determined (1) under any reasonable method used for allocating Income to all Participants' Accounts as applied consistently to all Participants for the Plan Year or (2) by multiplying Income allocated to the Participant's matching contributions for the Plan Year by a fraction, the numerator of which equals the Participant's excess aggregate contributions for the year and the denominator of which equals the Participants Account balance attributable to matching contributions (and qualified matching contributions, if any) as of the beginning of the Plan Year and qualified matching contributions, if any, for the Plan Year. The Plan may distribute excess aggregate contributions (and Income) without regard to consent otherwise required for Plan distributions.

     5.4 QUALIFIED NONELECTIVE CONTRIBUTIONS AND QUALIFIED MATCHING CONTRIBUTIONS. Pursuant to Treasury Regulations and in lieu of distributing excess contributions, the Employer may elect to make qualified nonelective contributions or qualified matching contributions to the Plan on behalf of Participants.

           (a) QUALIFIED NONELECTIVE CONTRIBUTIONS. "Qualified nonelective contributions" means contributions (other than matching contributions) made by the Employer and allocated to Participants' Accounts that the Participants may not elect to receive in cash until distributed from the Plan; that are nonforfeitable when made; and that are distributable only in accordance with the distribution provisions applicable to elective contributions, all as pursuant to Code sections 401(k)(2)(B) and (C). The Plan Service Provider shall allocate qualified nonelective contributions to the Participants' Elective Contribution Accounts in a manner that does not discriminate in favor of highly compensated employees and the Trustee shall deposit the contributions in accordance with such allocation.

           (b) QUALIFIED MATCHING CONTRIBUTIONS. "Qualified matching contributions" means matching contributions made by the Employer that are nonforfeitable when made and that are distributable only in accordance with the distribution provisions applicable to elective contributions. The Plan Service Provider shall allocate qualified matching contributions in a uniform, nondiscriminatory manner to the Participants' Elective Contribution Accounts and the Trustee shall deposit the contributions in accordance with such allocation.

     5.5 HIGHLY COMPENSATED. For purposes of this Article 5, "highly compensated" shall have the meaning required by Code section 414(q), which is any employee who was a five percent owner of the Company during the current Plan Year or the preceding Plan Year or whose compensation, as defined in
Section 5.1, for the preceding Plan Year exceeded $80,000, as adjusted for increases in the cost of living by the Secretary of the Treasury or his/her delegate.

                                  END OF ARTICLE 5

                                       5-7

                                    ARTICLE 6

                         Calculation of Years of Service


     6.1 GENERAL DETERMINATION. An employee shall receive one Year of Service for each calendar year in which he completes 1,000 Hours of Service, plus the Years of Service described in sections 6.2, 6.3 and 6.4, below.

     6.2 YEARS OF SERVICE FOR MILITARY SERVICE. If an employee leaves Employment to enter the armed forces of the United States under circumstances entitling the employee to reemployment rights under applicable law and returns to Employment during the period within which his reemployment rights are guaranteed by law, the employee shall receive credit towards Years of Service for the period during which the employee is serving in the armed forces and the period after his discharge from such armed forces during which his reemployment rights are guaranteed by law.

     6.3 YEARS OF SERVICE WITH ACQUIRED EMPLOYER'S PRIOR PLANS. An employee employed by one of the Employers listed in Appendix B on the Effective Date listed in Appendix B shall receive a Year of Service for years of vesting service the employee earned under the Prior Plan listed for the Employer in Appendix B.

     6.4 YEARS OF SERVICE WITH ACQUIRED EMPLOYERS THAT DID NOT MAINTAIN PRIOR PLANS. An employee employed by an Employer that did not maintain a tax qualified retirement plan on the day before it became an Employer shall receive one Year of Service for each calendar year in which the employee completed 1,000 Hours of Service with the Employer before the date it became an Employer.

                                 END OF ARTICLE 6

                                       6-1

                                      ARTICLE 7

                                       Vesting

     7.1   VESTING.

           (a) RETIREMENT. A Participant's interest in his/her Account shall always be fully vested and nonforfeitable if the Participant's Employment terminates on or after his/her Normal Retirement Date (age 65).

           (b) DEATH OR DISABILITY. A Participant's interest in his/her Account shall be fully vested and nonforfeitable if his/her Employment terminates due to his/her death or Disability. "Disability" means a physical condition which, in the judgment of the Committee (based upon medical reports and other evidence satisfactory to the Committee) and pursuant to uniform principles consistently applied, is presumed to permanently prevent an individual from satisfactorily performing his/her duties for the Employer, with reasonable accommodation, or the duties of such other position or job which the Employer makes available to him/her, with reasonable accommodation, and for which the individual is qualified by reason of his/her training, education or experience.

           (c) TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT, DISABILITY OR DEATH. A Participant's interest in his/her 401(k) Elective Contribution and Rollover Accounts shall be fully vested and nonforfeitable at all times. If a Participant terminates Employment prior to his/her Normal Retirement Date, disability or death, his/her interest in his/her 401(k) Matching Contribution and Profit Sharing Contribution Account shall vest, and be nonforfeitable, in relation to his/her Years of Service, as follows:


                  Years of Service                Vested Percentage
                  ----------------                -----------------
                  0 but less than 1                         0%
                  1 but less than 2                        20%
                  2 but less than 3                        40%
                  3 but less than 4                        60%
                  4 but less than 5                        80%
                  5 or more                               100%

           (d) ATTAINMENT OF NORMAL RETIREMENT DATE. Notwithstanding the above vesting provisions, a Participant's interest in his/her Account shall be fully vested and nonforfeitable if the Participant attains his/her Normal Retirement Date while employed by the Employer.

           (e) CHANGE IN VESTING SCHEDULE. In no event shall a change in the Plan's vesting schedule reduce a Participant's vested and nonforfeitable interest in his/her Account. Upon a change in the Plan's vesting schedule, a Participant who has accumulated at least three

                                       7-1

Years of Service may elect to determine the vested interest in his/her Account pursuant to either the revised vesting schedule or the vesting schedule without regard to such change. Such election shall be made during an election period which shall commence with the date the amendment is adopted or deemed to be made and shall end 60 days after the latest of the date the amendment is adopted, become effective, or the date the Participant is issued written notice of the amendment by the Company or the Committee.

     7.2 TOP-HEAVY PLAN YEARS. If the Plan is top-heavy for any Plan Year, the following vesting schedule shall replace the vesting schedule of section 7.1:


                  Years of Service                Vested Percentage
                  ----------------                -----------------
                  Fewer than 2                             0%
                  2 but less than 3                       20%
                  3 but less than 4                       40%
                  4 but less than 5                       60%
                  5 but less than 6                       80%
                  6 or more                              100%

     7.3 FORFEITURES. The nonvested portion of a Participant's Account shall constitute a Forfeiture (be "forfeited") as of the earlier of the date the Participant receives a distribution from his/her Account following the termination of his/her Employment or the date the Participant incurs a one year Break in Service. For purposes of this section 7.3, if the value of the vested Profit Sharing Account of a Participant whose Employment has terminated is zero, the Participant will be deemed to have received a distribution of the Profit Sharing Contribution Account upon the termination of Employment.

     7.4   REINSTATEMENT OF FORFEITURES.

           (a) FIVE OR MORE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE. If a former Participant resumes participation in the Plan after experiencing at least five consecutive one-year Breaks in Service, such Participant shall retain no right to any previously forfeited portion of his/her Account.

           (b) BEFORE FIVE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE. If a former Participant resumes participation in the Plan before experiencing five consecutive one-year Breaks in Service, the Committee shall restore any previously forfeited portion of such a reinstated Participant's Account only if the Participant repays to the Plan the full amount of any distribution received from the Plan. The Participant must repay the full amount of the distribution before completing five consecutive one-year Breaks in Service. Any amount so restored shall not constitute an annual addition pursuant to section 5.1.

                                  END OF ARTICLE 7

                                       7-2

                                     ARTICLE 8

                                   Distributions

     8.1   COMMENCEMENT OF RETIREMENT BENEFITS.

           (a) EARLIEST PAYMENT DATE. Distribution shall occur no earlier than the termination of a Participant's Employment, unless specifically authorized elsewhere in the Plan. Distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that: (i) the Committee informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution; and (ii) the Participant, after receiving the notice, affirmatively elects a distribution.

           (b) PAYMENT DUE TO TERMINATION OF EMPLOYMENT. If a Participant's Employment terminates for any reason prior to the April 1 following the calendar year in which the Participant attains age 70-1/2, the distribution of his/her Account shall commence as follows:

                 (1) ACCOUNTS OF $5,000 OR LESS. The Committee shall mandate distribution in a single lump sum of any Participant's vested Account that equals $5,000 or less prior to the commencement of distributions.

                 (2) ACCOUNTS OF MORE THAN $5,000. If a Participant's vested Account balance exceeds $5,000 prior to the commencement of distributions, the Committee shall notify the Participant in writing of his/her right to defer distribution of his/her Account to a date on or before the April 1 following the calendar year in which the Participant attains age 70-1/2. The Committee shall provide such notice not less than 30 days and not more than 90 days prior to the date a Participant's Account becomes payable. The Participant may elect, in writing, on a form approved by, and filed with, the Committee, the distribution of his/her vested Account (i) as soon as administratively feasible following the Valuation Date on or immediately after the date the Participant's Employment terminates or (ii) as soon as administratively feasible following any later Valuation Date, but no later than the April 1 following the calendar year in which the Participant attains age 70-1/2.

           (c) PAYMENT AFTER AGE 59-1/2. Even if a Participant's Employment has not terminated, the Participant may elect that distribution shall commence once the Participant attains age 59-1/2.

     8.2   METHOD OF PAYMENT.

           (a) FORM OF BENEFITS. Distribution of a Participant's Account(s) shall be in a single lump sum, except that in the case of a Participant's Account(s) that include assets

                                       8-1
transferred to this Plan from a plan listed in Appendix C to this Plan, the additional rules of this section 8.2 shall apply:

                 (1) MARRIED PARTICIPANTS. Unless a Participant elects an optional form of benefit pursuant to paragraph (3) below, the Committee shall distribute the Account of a Participant married at the time of the commencement of distributions in the form of a joint and survivor annuity contract purchased from an insurer. "Joint and survivor annuity" means an annuity for the life of the Participant with a survivor annuity for the life of the Participant's spouse equal to 50% of the monthly benefit payable during the joint lives of the Participant and spouse and which is the actuarial equivalent of the balance in the Participant's Account upon the commencement of distributions.

                 (2) UNMARRIED PARTICIPANTS. Unless a Participant elects an optional form of benefit pursuant to paragraph (3) below, the Committee shall distribute the Account of a Participant not married at the commencement of distributions in the form of a life annuity contract purchased from an insurer. "Life annuity" means a monthly benefit for the life of the Participant which is the actuarial equivalent of the balance in the Participant's Account upon the commencement of distributions.

                 (3) OPTIONAL BENEFIT FORMS. In lieu of the normal form of benefit required by paragraphs (1) and (2) above, a Participant may elect distribution of his/her Account in one of the following forms upon satisfying the requirements of paragraph (b) below:

                    (A)  LUMP SUM.  A single lump sum.

                    (B) LIFE ANNUITY. An income payable monthly for the lifetime of the Participant with the last payment being made as of the first day of the month in which the Participant's death occurs.

                    (C) 100%, 75%, 66-2/3% OR 50% JOINT AND SURVIVOR ANNUITY. An income payable monthly to the Participant for his/her lifetime with an amount equal to 100%, 75%, 66-2/3% or 50% of such monthly benefit to be paid to a beneficiary designated by the Participant on forms provided by and filed with the Committee. Payments shall continue for the beneficiary's lifetime after the Participant's death.

                    (D) INSTALLMENTS. Equal monthly, quarterly or annual installments over a period specified by the Participant, with the last payment adjusted to reflect Income allocated to the Participant's Account subsequent to the commencement of payments.

           (b) ELECTION PERIOD FOR OPTIONAL BENEFIT FORM. A Participant may elect to receive an optional form of benefit, and may revoke any such election, at any time within the 90-day period immediately preceding the date the Participant's Account becomes payable. Such election shall be in writing on forms approved by, and filed with, the Committee and shall (1) clearly indicate the particular payment option selected by the Participant and the alternate

                                       8-2
beneficiary and (2) shall contain the consent of the Participant's spouse, if any. Such spousal consent shall be in writing, witnessed by a Plan representative or notary public and filed with the Committee. A Participant may revoke any payment option selected during the election period by filing a subsequent written election, with spousal consent if necessary, prior to the end of the election period.

           (c) BENEFIT INFORMATION. Not less than 30 days and not more than 90 days prior to the date a married Participant's Account becomes payable, the Committee shall furnish the Participant with information concerning the joint and survivor annuity benefit form and his/her right to request optional benefit forms from the Plan. Such information shall contain a written explanation of
(1) the terms and conditions of the joint and survivor annuity, (2) the Participant's right to request an optional benefit form and the material features and relative financial values of the optional forms of benefit, (3) the necessity for the Participant's spouse to consent to the election of an optional benefit form, and (4) the Participant's right to revoke an election of an optional benefit form and the effect of such revocation.

     8.3 DIRECT ROLLOVERS. A distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributes in a direct rollover. For purposes of applying this section 8.3, the following definitions shall apply:

           (a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributes, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributes or the joint lives (or joint life expectancies) of the distributes and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income.

           (b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

           (c) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                                       8-3

           (d) Direct rollover: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributes.

     8.4 CHANGES IN PAYMENTS. A Participant may not change the form of payment once payments have begun, except as required by law.

     8.5   DEATH BENEFITS.

           (a) DISTRIBUTION TO A BENEFICIARY. The Plan shall distribute the Account of a deceased Participant to the beneficiary identified in the beneficiary designation in effect at the time of the Participant's death or, if no such designation exists, to the Participant's surviving spouse or, if none, to the Participant's estate. Each Participant may designate, in writing, on forms approved by and filed with the Committee, one or more beneficiaries to receive payment of the Participant's Account and may, in addition, name a contingent beneficiary. The Participant's properly executed beneficiary designation becomes effective upon receipt by the Employer's Human Resources Department.

           The beneficiary as to 100% of the Account of a Participant married at the time of the Participant's death shall be the Participant's surviving spouse, unless the spouse consents to the designation of an alternative beneficiary or the spouse cannot be located, or such other circumstances permitted by Treasury Regulations. Spousal consent shall be in writing, acknowledging the effect of such election and witnessed by a Plan representative or notary public. Any change in, or revocation of, a Participant's designated beneficiary shall again require spousal consent unless the earlier consent of the spouse expressly permitted subsequent designations by the Participant without further spousal consent. The death benefit shall be made available to the surviving spouse within a reasonable time after the Participants death and in no event later than the earliest date benefits would be payable to the Participant if the Participant's Employment terminated on the date of the Participant's death for a reason other than death.

           (b) FORM OF DEATH BENEFIT. The death benefit will be paid in a single lump sum, except that in the case of a Participant's Account(s) that include assets transferred to this Plan from a plan listed in Appendix C to this Plan, the additional rules of this section 8.5(b), (c) and (d) shall apply. The normal form of death benefit provided to the surviving spouse of a married Participant shall be a monthly benefit for the life of the spouse which is equal to the actuarial equivalent of the Participant's Account commencing within 90 days after the Participant's death. The surviving spouse, and any other beneficiary, may elect, in writing on forms approved by, and filed with, the Committee, payment in any optional benefit form available under the Plan.

           (c)   DEATH BENEFIT ELECTION PERIOD.

                 (A) UNMARRIED PARTICIPANTS. A Participant may elect a beneficiary or an optional form of death benefit at any time prior to his/her date of death.

                                       8-4

                 (B) MARRIED PARTICIPANTS. A married Participant may elect a beneficiary other than his/her spouse or an optional form of benefit at any time during the period beginning on the earlier of (i) the first day of the Plan Year in which he/she attains age 35 or (ii) the termination of his/her Employment and ending on his/her date of death.

           (d) DEATH BENEFIT INFORMATION. Within the later of the three-year period beginning on the first day of the Plan Year in which the Participant attains age 32 or the one-year period beginning on the date the Participant commences Plan participation, the Committee shall provide the Participant information concerning the death benefit and the Participant's right to request an optional form of death benefit payment pursuant to the Plan. Such information shall contain a written explanation of (A) the terms and conditions of the death benefits, (B) the Participant's right to request an optional form of death benefits and the material features and relative financial values of the optional forms of benefit, (C) the necessity for the Participant's spouse to consent to the election of an optional form of benefit and (D) the Participant's right to revoke the election of all optional form of death benefit and the effect of such revocation.

           (e) TIMING OF PAYMENT. Payment to a Participant's beneficiary shall begin as soon as administratively feasible after the Participant's death if the Participant had begun to receive payments from the Plan before death. If the Participant died before beginning to receive payments from the Plan, the Plan shall pay the beneficiary at a time elected by the beneficiary and allowed by the Plan's normal administration, provided that:

                 (i) If the beneficiary is not the Participant's spouse, payment shall occur no later than the end of the calendar year that contains the fifth anniversary of the Participant's death; and

                 (ii) If the beneficiary is the Participant's spouse, payment shall occur no later than the December 31 of the calendar year in which the Participant would have attained age 70-1/2.

     8.6 REQUIRED LIFETIME DISTRIBUTIONS. Notwithstanding the other provisions of this Article 8, the Plan shall distribute each Participant's entire Account consistent with Code section 401(a)(9) and applicable Regulations, which the Plan hereby incorporates by reference, and the following:

           (a) REQUIRED BEGINNING DATE. Distribution of a Participant's Account shall commence no later than his/her "required beginning date." A Participant's required beginning date is the April 1 following the calendar year in which the Participant attains age 70-1/2 or the calendar year in which the Participant's Employment terminates.

           (b) LIMITS ON DISTRIBUTION PERIODS. Installment payments of a Participant's Account (in the limited circumstances available under this Plan) shall occur over a period of time calculated as of the calendar year immediately preceding the calendar year which contains the

                                       8-5

Participant's required beginning date (the "first distribution calendar year"). The time period for payment of installments shall be no longer than:

                 (1) The Participant's life or life expectancy determined using the Participant's attained age as of the first distribution calendar year, if the Participant has not designated a beneficiary; or

                 (2) If the Participant has designated a beneficiary, the life or joint and last survivor expectancy of the Participant and the designated beneficiary determined using the attained ages of the Participant and the designated beneficiary as of the first distribution calendar year.

           (c) AMOUNT REQUIRED TO BE DISTRIBUTED. Installments paid each calendar year beginning with the first distribution calendar year shall not be less than the quotient obtained upon dividing the Participant's Account by the lesser of (1) the applicable life expectancy, or (2) if the beneficiary is not the Participant's spouse, the applicable minimum distribution incidental benefit divisor determined from the table recited in Q&A-4 of proposed regulation section 1.401(a)(9)-2. The "applicable life expectancy" is the life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or designated beneficiary) as of the Participant's (or designated beneficiary's) birthday in the first distribution calendar year reduced by one in each year thereafter. If the Participant's benefit is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Code section 401(a)(9).
The Participant may elect to recalculate his/her life expectancy and/or that of his/her spouse, provided such election is irrevocable and is made prior to the Participant's required distribution date.

                 A Participant's Account is determined as of the last Valuation Date in the calendar year immediately preceding the calendar year for which a distribution is required, adjusted as follows: Increased by the amount of any contributions or Forfeitures, if any, allocated to the Account as of dates in such calendar year after the Valuation Date and decreased by distributions made in such calendar year after the Valuation Date.

     8.7 QUALIFIED DOMESTIC RELATIONS ORDERS. Upon receipt of a domestic relations order issued by a court of competent jurisdiction with respect to a Participant's interest in the Plan, the Committee shall determine whether such domestic relations Order constitutes a qualified domestic relations order (as defined in Code section 414(p)(1), a "QDRO"). The Committee shall establish procedures to determine the qualified status of a domestic relations order and to administer distributions mandated by a QDRO.

           If the Committee determines that the domestic relations order is a QDRO, an alternate payee as defined in Code section 414(p)(8) may receive distributions in a single lump sum payable as if the alternate payee were a Participant who experienced a termination of Employment as of the date of the order as described in section 8.1.

                                       8-6

     8.8 LOANS. The Committee may, pursuant to the provisions of this section, implement a nondiscriminatory policy to extend loans to Participants secured by the borrowing Participant's Account.

           (a) ELIGIBLE PARTICIPANTS. The term "Participant," for purposes of this section, excludes a former Participant except to the extent (1) required to avoid a prohibited transaction or (2) permitted by the Committee's loan policy.

           (b) LOAN PRIVILEGE. To obtain a loan, a Participant must apply in writing and the Participant's spouse must consent in writing to the loan, on forms approved by the Committee. The Committee shall direct the Trustee to extend a loan from the Trust Fund upon a Participant satisfying the requirements of this section. Processing the loan application, after receipt of all necessary material from the Participant, shall extend no more than 45 days. A promissory note signed by a Participant and secured by no more than 50% of the total Account balances of the Participant, determined as of the most recent Valuation Date, must evidence the loan. The Committee may adopt a policy regarding the circumstances in which loans shall be available.

           (c) AMOUNT. The Committee shall not approve a loan to a Participant for a principal amount less than $1,000 or for a principal amount which exceeds the lesser of: (1) $50,000 reduced by the highest unpaid balance (principal and accrued interest) of all the Participant's loans from the Plan, if any, during the period beginning on the date that is one year prior to the day before the loan was made and ending on the date of the new loan; or (2) 50% of the Participant's total Account balances. The limitations recited in this paragraph apply to the aggregate of all loans from all plans of the Employer or other members of the controlled group of which the Employer is a member, pursuant to Code sections 414(b), (c), (m) and (o).

           (d) INTEREST RATE. Interest on the loan shall equal the prime rate published in the Wall Street Journal at the time of extending the loan, plus two percent.

           (e) REPAYMENT. Repayment of the loan shall occur by payroll deduction in level payments of principal and interest for each payroll period and, in the case of payment by a Participant who is on an unpaid leave of absence of longer than 12 weeks, in at least quarterly payments of principal and interest.

                 The period of repayment for the principal balance and interest on any loan shall extend for five years from the date of the loan. A Participant may request a shorter repayment period provided such request does not, in the judgment of the Committee, place an unreasonable administrative burden upon the Plan, the Committee or the Trustee.

                 If any payment on a loan does not occur within a period of time set by Committee rules after its due date, the Committee may declare such loan in default. In addition to any legal remedies available, the unpaid amount of such loan (including interest accrued thereon) will reduce the Participants Account at such time as benefits would otherwise become

                                       8-7
distributable hereunder. The unpaid amount of any loan (including interest accrued thereon) shall be deducted from any distribution to the Participant under the Plan.

                 A loan shall constitute an investment of the Participant's Account. Only the borrowing Participant's Account shall share in the interest paid on the loan or bear any expense or loss incurred because of the loan.

     8.9 FINANCIAL HARDSHIP WITHDRAWALS. Before attaining age 59-1/2, or incurring a disability or separating from service with the Employer, a Participant may withdraw any portion of the Participant's Account (excluding income on the Participant's Elective Contributions) upon appropriate notice to the Committee and in accordance with rules established by the Committee. The Withdrawal must be on account of "financial hardship." A withdrawal will be deemed to be on account of "financial hardship" if (a) and (b) are satisfied:

           (a)   The distribution is for the purpose of:

                 (1) the payment of medical expenses (described in Code section 213(d)) incurred by the Participant, his/her spouse or dependents.

                 (2) the purchase (excluding mortgage payments) of a principal residence for the Participant;

                 (3) the payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, his/her spouse or dependents;

                 (4) the need to prevent the eviction from or mortgage foreclosure of, the Participants principal residence; or

                 (5) any other purpose specified by the Internal Revenue Service as a deemed immediate and heavy financial need.

           (b) The Participant must certify to the Committee that the money is not available;

                 (1) Through reimbursement or compensation by insurance carrier or otherwise; or


                 (2) By reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; or

                 (3) By cessation of the Participant's Elective Contributions to this Plan; or

                                       8-8

                 (4) By other distributions or nontaxable (at the time of the loan) loans from plans maintained by an Employer or any other employer, or by borrowing from commercial sources on reasonable commercial terms.

                                 END OF ARTICLE 8

                                       8-9

                                      ARTICLE 9

                              Administration of the Plan


           9.1 APPOINTMENT OF COMMITTEE. The Company shall, in writing, including, but not appoint a Plan Committee of three or more persons. Any person, limited to, employees of the Employer, shall be eligible to serve on the Committee. Persons serving on the Committee may resign by written notice to the Company and the Company may appoint or remove such persons. The Committee shall act by a majority of its members at the time in office, either by vote at a meeting or in writing without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustee of the member or members so designated. The Trustee shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation. No person serving on the Committee shall vote or decide upon any matter relating solely to himself or solely to any of his/her rights or benefits pursuant to the Plan.

     9.2 POWERS AND DUTIES. The Committee shall administer the Plan in accordance with its terms and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Committee shall have full and complete authority and control with respect to Plan operations and administration unless the Committee allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Committee or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Committee shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

           (a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Trust Fund shall bear the costs, of such services and other administrative expenses, unless paid by the Company.

           (b) To designate in writing persons other than the Committee to perform any of its powers and duties hereunder including, but not limited to, Plan fiduciary responsibilities (other than any responsibility to manage or control the Plan assets).

           (c) To allocate in writing any of its powers and duties hereunder, including but not limited to fiduciary responsibilities (other than any responsibilities to responsibility to

                                       9-1
manage or control the plan assets) to those persons who have been designated to perform Plan fiduciary responsibilities.

           (d) To construe and interpret the Plan in a discretionary manner, including the power to construe disputed provisions.

           (e) Subject to Article 11, to resolve all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

           (f) To adopt such by-laws, rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

           (g) To receive from the Company or from Participants such information as shall be necessary for the proper administration of the Plan.

           (h) To furnish, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate.

           (i) To receive from the Trustee and review reports of the financial condition and receipts and disbursements of the Trust Fund.

           (j) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Committee may reasonably deem necessary, desirable or convenient to support an application for such distribution.

           (k) To issue directions to the Trustee and thereby bind the Trustee, concerning all benefits to be paid pursuant to the Plan.

           (l) To apply consistently and uniformly the Committee rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.

           (m) To engage the Plan Service Provider who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Committee or other Plan Fiduciary. Any action made or taken by the Plan Service Provider may by appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in Article 11. Any decisions which call for interpretations of Plan provisions not previously made by Committee shall be made only by the Committee. The Plan Service Provider is not expected to be considered a fiduciary with respect to the services it provides

     9.3 RECORDS AND NOTICES. The Committee shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be

                                       9-2
necessary for proper plan administration. The Committee shall notify the Trustee of any action taken by the Committee which affects the Trustee's obligations or rights with respect to the Plan and, when required, shall notify any other interested parties.

     9.4 COMPENSATION AND EXPENSES. The expenses incurred by the Committee in the proper administration of the Plan shall be paid from the Trust Fund. The Employer may pay such expenses directly or may, in the event such expenses have already been paid, reimburse the Trust Fund. A Committee member who is an employee of the Employer shall not receive any fee or compensation for services rendered.

     9.5 LIMITATION OF AUTHORITY. The Committee shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

                                   END OF ARTICLE 9

                                       9-3

                                      ARTICLE 10

                             Administration of the Trust


     10.1 APPOINTMENT OF TRUSTEE. The Company shall appoint one or more Trustees to receive and hold in trust all contributions, and Income, paid into the Trust Fund. The Company may remove the Trustee or the Trustee may resign and a successor trustee shall be appointed all pursuant to the requirements and procedure recited in the Trust Agreement.

     10.2 AUTHORIZATION FOR TRUST AGREEMENT. The Company shall enter into an agreement with the Trustee to provide for the administration of the Trust Fund. In accordance with the provisions of the agreement, the Company shall have the right at any time, and from time to time, to amend the agreement.

     10.3  PARTICIPANT DIRECTION OF INVESTMENT.

           (a) INVESTMENT OF SUBFUNDS. The Company, upon written request of a Participant and in accordance with its uniform and nondiscriminatory rules, shall authorize Participants to direct the investment of their Plan Accounts in such subfunds as the Company may select. The Participants' directions shall bind the Trustee unless and until the Company amends or revokes the authorization for investment direction by Participants. After the death of a Participant, the Participant's Beneficiary shall have the same right to direct investment as a Participant, with respect to the portion of the Plan Account that the Beneficiary is entitled to receives. After the Plan determines that it has received a qualified domestic relations order ("QDRO"), the alternate payee named in the QDRO shall have the same right to direct investment as a Participant, with respect to the portion of 401(k) subaccounts which the QDRO gives the alternate payee a future right to receive. If the Trustee acts at the direction of a Participant, Beneficiary, or alternate payee, then the Employer, the Company, its board of directors, officers and employees, the Committee and the Trustee shall not be liable or responsible for any loss resulting to the Trust Fund or to any Account for any breach of fiduciary responsibility by reason of any act done pursuant to the direction of the Participant, Beneficiary or alternate payee.

           (b)   INVESTMENT ELECTIONS.

                 (1) Participants may choose to invest their Plan Accounts among the available subfunds in any whole percentage. Elections shall be in a form approved by the Committee. A Participant's election will remain in effect until amended or discontinued pursuant to this paragraph.

                 (2) A Participant may change his/her investment election as to further contributions and Income thereon pursuant to rules prescribed by the Committee. A Participant

                                       10-1
may change his/her investment election as to his/her existing Account pursuant to rules prescribed by the Committee.

     10.4 FUNDING POLICY. The funding policy for the Plan is to invest the Trust Fund for the exclusive benefit of Plan Participants and their beneficiaries in a manner consistent with ERISA. As part of such funding policy, the Company shall from time to time choose different subfunds that the Plan will offer Participants as investment alternatives.


                                  END OF ARTICLE 10

                                       10-2

                                      ARTICLE 11

                                   Claims Procedure


     11.1 APPLICATION FOR BENEFITS. Any person entitled to benefits must file a written claim with the Committee on forms provided by the Committee. Such application shall include all information and evidence the Committee deems necessary to properly evaluate the merit or and to make any necessary
determinations on a claim for benefits.   Unless special circumstances exist, a
Participant shall be informed of the decision on his/her claim within 90 days of the date all the information and evidence necessary to process the claim is received. Within such 90-day period, he/she shall receive a notice of the decision or a notice that explains the special circumstances requiring a delay in the decision and sets a date, no later than 180 days after all the information and evidence necessary to process his/her claim have been received, by which he/she can expect to receive a decision.

     The claimant may assume that the claim has been denied and may proceed to appeal the denial if the claimant does not receive any notice from the Committee within the 90-day period, or a notice of a delayed decision within such 90 day period.

     11.2 NOTICE OF DENIED CLAIM FOR BENEFITS. If a claim for benefits is partially or wholly denied, the claimant will receive a notice that: states the reason or reasons for denial; refers to provisions of the Plan documents on which the denial is based; describes and explains the need for any additional material or information that the claimant must supply in order to make his/her claim valid; and explains the steps that must be taken to submit his/her claim for review.

     11.3 REVIEW OF DENIED CLAIM. A claimant may file a written appeal of a denied claim with the Committee within 60 days after receiving notice that his/her claim has been denied, including any comments, statements or documents he/she may wish to provide. The claimant may review all pertinent Plan documents upon reasonable request to the Committee. The Committee shall, within a reasonable time after the submission of a written appeal by a claimant, entertain any oral presentation the claimant or his/her duly authorized representative wishes to make. Within 60 days after the later of the submission of the written appeal or the oral presentation by the claimant, the Committee shall render a determination on the appeal of the claim in a written statement. The written decision shall contain the reason or reasons for the decision and refer to the Plan provisions on which the decision is based. If special circumstances require a delay in the decision, the Committee shall notify the claimant of the reasons for the delay within the 60-day period. A delayed decision shall be issued no later than 120 days after the date the Committee receives a request for review. The determination rendered by the Committee shall be binding upon all parties.


                                  END OF ARTICLE 11

                                       11-1

                                      ARTICLE 12

                              Amendment and Termination


     12.1 AMENDMENT OR RESTATEMENT. The Company may amend or restate the Plan at any time and from time to time by resolution of the Company's Board of Directors. No amendment or restatement shall authorize any part of the Trust Fund, other than amounts which are necessary to pay taxes and administration expenses, to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries or estates. No amendment or restatement shall be construed to: (1) Reduce a Participant's Account balance determined as of the date immediately preceding the effective date of the amendment or restatement; (2) Reduce or eliminate any benefit protected by Code section 411(d)(6); or (3) Cause or permit any portion of the Trust Fund to revert to, or become property of, the Company. No amendment which affects the rights, duties or responsibilities of the Trustee shall be effective with respect to the Trustee without the Trustee's written consent. The provisions of the Plan as in effect at the time of a Participant's termination of Employment shall control as to that Participant, unless otherwise specified in the Plan.

     The Committee is authorized and empowered from time to time to make, by written resolution, any amendments to the Plan which may be required (i) to ensure continued tax qualification of the Plan under Code section 401(a), (ii) to ensure continued compliance of the Plan with any provision of the ERISA,
(iii) to ensure continued compliance with any other applicable legal requirement, (iv) to add to the list of Employers participating in the Plan and determine the terms by which their employees shall participate in the Plan, or
(v) to make any additional amendments to the Plan which may be advisable or necessary in the opinion of the Committee, provided that such additional amendments do not increase or substantially change the benefits available to anyone then participating in the Plan.

     12.2 TERMINATION AND DISCONTINUANCE OF CONTRIBUTIONS. The Company reserves the right to terminate the Plan at any time with respect to any or all Participants by resolution of the Company's board of directors. Any participating Employer shall be permitted to discontinue or revoke its participation in the Plan by resolution of the Employer's Board of Directors. Upon discontinuance of Plan Contributions or full or partial termination of the Plan, the Account of each Participant who has not received a distribution of the vested portion of his/her Account or incurred five consecutive one-year Breaks in Service shall become fully vested and nonforfeitable. The Company shall provide the Trustee with written notification of the termination of the Plan.
In the event of partial or complete termination, the Employees liability to pay plan benefits shall be strictly limited to assets of the Trust Fund. No one shall have any claim against the Company to provide any or all of the plan benefits regardless of the sufficiency of the Trust Fund, except as otherwise required by law.

     12.3 ALLOCATION OF TRUST FUND UPON COMPLETE TERMINATION OF THE PLAN. Upon complete termination of the Plan, the Committee shall direct the Trustee to distribute all assets remaining

                                       12-1
after payment of expenses properly chargeable to the Trust Fund. The Committee shall charge expenses to the Accounts of Participants in proportion to the amount credited to the Account of each Participant as of the date of termination. The termination of the Plan shall not result in the reduction of any benefit protected by Code section 411(d)(6) except to the extent permitted by applicable Treasury regulations.

     12.4  DISTRIBUTION UPON TERMINATION.  If the Plan terminates pursuant to section 12.2, the Company shall distribute each Participant's Account in a lump sum; however, if the Employer (or any member of a controlled group within the meaning of Code sections 414(b), (c), (m) and (o) of which the Employer is a member) establishes or maintains at any time within the 24-month period beginning 12 months before the time of termination another defined contribution plan, other than an employee stock ownership plan or simplified employee pension (as defined in Code section 408(k)) which covers 2% or more of the employees covered under the Plan at the time of termination, each Participant's Account shall be transferred to such other defined contribution plan. Participant consent to such a transfer shall be required only if transfer of the Participant's Account results in an elimination or reduction of Code section 411(d)(6) protected benefits. Participant consent shall not be required if Participants' Accounts are to be paid in a lump sum.

     12.5 MERGER, CONSOLIDATION OR TRANSFER OF ASSETS AND LIABILITIES. Upon any merger or consolidation with, or a transfer of assets or liabilities to another plan, each Participant is entitled to receive a benefit immediately after such event which is equal to or greater than the benefit he/she would have been entitled to receive if the Plan had terminated immediately prior to such event. Any such transfer, merger or consolidation must not otherwise result in the elimination or reduction of any benefit protected by Code section 411(d)(6).

     12.6 DISTRIBUTION UPON DISPOSITION OF ASSETS OR SUBSIDIARY. Notwithstanding the distribution rules of Article 8, a Participant's Account may be distributed in a lump sum in the event of the disposition of at least 85% of the assets of the Employer (within the meaning of Code section 409(d)(2)), or, if the Employer is a subsidiary of the Company, the disposition by the Company of its interests in the Employer (within the meaning of Code section 409(d)(3)) to an unrelated entity provided (1) the Company or Employer continues to maintain the Plan, and (2) the Participant continues employment with the corporation acquiring such assets or such subsidiary.

     12.7 SUCCESSOR EMPLOYER. Any successor to the business of the Employer may, with the written consent of the Company, continue the Plan and Trust. Such successor shall succeed to all the rights, powers and duties of the Employer. The Employment of any employee of the Employer who continues in the employ of the successor shall not be deemed to have been terminated or severed for any purpose of the Plan.


                                  END OF ARTICLE 12

                                       12-2

                                      ARTICLE 13

                                  General Provisions


     13.1 LIMITATION ON LIABILITY. In no event shall the Company, Employer, Committee or any member thereof or any employee, officer or director of the Company or Employer incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan or Trust Fund.

     13.2 INDEMNIFICATION. The Trust Fund shall indemnify the Committee and any member thereof and any employee, officer or director of the Employer against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person's own gross negligence or willful misconduct or lack of good faith in the performance of his/her duties to the Plan or Trust Fund. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. If Trust Fund assets are insufficient or indemnification is not permitted by applicable law, the Employer shall indemnify such person. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a Committee member, or as an officer, director or employee of the Employer, and such person's rights shall inure to the benefit of his/her heirs and representatives.

     13.3 COMPLIANCE WITH EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. Notwithstanding any other provisions of this Plan, a fiduciary or other person shall not be relieved of any responsibility or liability for any responsibility, obligation or duty imposed upon such person pursuant to the ERISA.

     13.4 NONALIENATION OF BENEFITS. Except with respect to any indebtedness owing to the Trust Fund or payments required pursuant to a qualified domestic relations order as defined by the Code, benefits payable by the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to Plan benefits shall be void.

     13.5 EMPLOYMENT NOT GUARANTEED BY PLAN. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to continued Employment with the Employer, or limit the right of the Employer to dismiss or impose penalties upon the Participant or modify the terms of Employment of any Participant.

                                       13-1

     13.6 FORM OF COMMUNICATION. Any election, application, claim, notice or other communication required or permitted to be made by or to a Participant, the Committee or Company shall be made in writing or in such form as the Committee or Company shall prescribe. A communication shall be effective upon mailing if sent first class, postage prepaid and addressed to the Committee or Company at the principal office of the Committee or Company or to the Participant at his/her last known address.

     13.7 FACILITY OF PAYMENT. If a Participant's duly qualified guardian or legal representative makes claim for any amount owing to the Participant, the Trustee shall pay the amount to which the Participant is entitled to such guardian or legal representative. In the event a distribution is to be made to a minor, the Committee may direct that such distribution be paid to the legal guardian, or if none, to a parent of such minor or an adult with whom the beneficiary maintains his/her residence, or to the custodian for such beneficiary under the Uniform Gift to Minors Act if permitted by the laws of the state in which the beneficiary resides. Any payment made pursuant to this section in good faith shall be a payment for the Account of the Participant and shall be a complete discharge from any liability of the Fund or the Trustee.

     13.8 LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN. If the Committee is unable to pay benefits from the Plan to any Participant or beneficiary due to the Committee's inability to locate such Participant or beneficiary, after forwarding a certified letter, return receipt requested, to the last known address of such Participant or beneficiary and after further diligent effort, the amount to be distributed shall be treated as a Forfeiture. If the Participant or beneficiary is located subsequent to the allocation of the Forfeiture, the forfeited amount should be restored, first from Forfeitures, if any, then Income and, last, as an additional Employer contribution. In the event a Participant or beneficiary cannot be located upon termination of the Plan, any amount payable to such Participant or beneficiary shall be transferred at the earliest possible date to the state of the Participant's or beneficiary's last known address pursuant to the terms of that State's abandoned property law. Upon such transfer, the Employer, Committee and Trustee shall have no further liability for the amount so transferred.

     13.9 SERVICE IN MORE THAN ONE FIDUCIARY CAPACITY. Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and Trust Fund.

                                       13-2

     13.10 OFFSET. In the event any payment is made by the Trustee to any individual who is not entitled to such payment, the Trustee shall have the right to reduce future payments due to such individual by the amount of any such erroneous payment. This right of offset, however, shall not limit the rights of the Trustee to recover such overpayments in any other manner.


                                  END OF ARTICLE 13


           Dated this ______ day of _______________ , 1998.



                                   RECYCLING INDUSTRIES.  INC.



                                   BY_________________________________________

                                       13-3